FORM 8-K/A

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                             SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported):  December 24, 1996

                              NuOasis Gaming, Inc.
             (Exact name of registrant as specified in its charter.)

                                    Delaware
                    (State of incorporation or organization)

                                    33-73240
                            (Commission File Number)

                                   95-4176781
                      (I.R.S. Employee Identification No.)

                   2 Park Plaza, Suite 470, Irvine, California
                    (Address of principal executive offices)

                                      92614
                                   (Zip Code)

Registrant's telephone number, including area code: (714) 833-5382

          (Former name or former address, if changed since last report)

                                                       Total number of pages: 42

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

Item 1.  Changes in Control of Registrant

                  N/A


Item 2.  Acquisition or Disposition of Assets

                  Pursuant to a Stock Purchase Agreement dated December 19, 1996 with the shareholders of National Pools Corporation("NPC") (the "Agreement"), the Registrant acquired 29,713,689 shares of NPC representing 100% of the issued and outstanding shares of NPC.

                  The transaction closed on December 24, 1996 whereupon the Registrant issued a series of Convertible Promissory Notes in the aggregate amount of approximately $1,200,000 and agreed to issue 1,000,000 shares of common stock to the shareholders of NPC when there are sufficient authorized shares available for issuance.

                  The terms and conditions of the agreement were determined as a result of arms length negotiations between unrelated parties.


Item 3.  Bankruptcy or Receivership

                  N/A


Item 4.  Changes in Registrant's Certifying Accountant

                  N/A


Item 5.  Other Events

                  N/A


Item 6.  Change in Registrant's Directors

                  On November 25, 1996 the Board elected Joseph Monterosso to fill one of the vacancies on the Board of Directors.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

Item 7.  Financial Statements and Exhibits

                  (a)      Financial Statements

                           Set forth on pages 6 through 33 are the financial statements of the business acquired required to be set forth in the Registrant's Current Report. This Current Report on Form 8-K/A amends the Form 8-K\A filed on March 13, 1997. The following are included:

                           (1)      Unaudited Balance Sheet - As of September
                                    30, 1996.

                                    Unaudited Statement of Operations for the three and nine months ended September 30, 1996 and for the period from February 23, 1993 (inception) through September 30, 1996.

                                    Unaudited Statement of Stockholders'  Equity
                                    for  the   three  and  nine   months   ended
                                    September  30,  1996 and for the period from
                                    February   23,  1993   (inception)   through
                                    September 30, 1996.

                                    Unaudited Statement of Cash Flows for the three and nine months ended September 30, 1996 and for the period from February 23, 1993 (inception) through September 30, 1996.

                                    Notes to Financial Statements.

                           (2) Audited Balance Sheets - As of December 31, 1994 and 1995.

                                    Audited  Statement  of  Operations  for  the
                                    years ended  December  31, 1994 and 1995 and
                                    for  the  period  from   February  23,  1993
                                    (inception) through December 31, 1995.

                                    Audited Statement of Stockholders' Equity for the years ended December 31, 1994 and 1995 and for the period from February 23, 1993 (inception) through December 31, 1995.

                                    Audited  Statement  of  Cash  Flows  for the
                                    years ended  December  31, 1994 and 1995 and
                                    for  the  period  from   February  23,  1993
                                    (inception) through December 31, 1995.

                                    Notes to Financial Statements.

                  (b)      Proforma Financial Information

                           Set forth on pages 34 through 42 is pro forma financial information required to be set forth in the Registrant's Current Report. This current Report on Form 8- K/A amends the Form 8-K\A filed on March 7, 1997. The following are included:

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                                    Pro   Forma   Consolidated   Balance   Sheet
                                    (Unaudited) - September 30,  1996.

                                    Pro   Forma   Consolidated    Statement   of
                                    Operations (Unaudited) for the three months ended September 30, 1996 and for the year ended June 30, 1996.

                                    Notes  to  Pro  Forma Consolidated Financial
                                    Statements (Unaudited).

                  (c)      Exhibits

                           1. Stock Purchase Agreement dated December 19, 1996 (incorporated by reference to Exhibit 1 to Form 8-K filed on January 15, 1997 (SEC File No. 000-18224).

                           2. Director Acceptance letter by Joseph Monterosso (incorporated by reference to
                                    Exhibit  2  to Form 8-K filed on January 15,
                                    1997 (SEC File No. 000-18224).

Item 8.  Change in Registrant's Fiscal Year

                  N/A

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NuOasis Gaming, Inc.
                                        (Registrant)



Dated: March 28, 1997                   By:  /s/  Joseph Monterosso
                                             ----------------------------------
                                                  Joseph Monterosso,
                                                  President and Director

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS



           Three Months Ended September 30, 1996 and 1995, And For The
          Period Cumulative From Inception (February 23, 1993) through
                               September 30, 1996

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                                 BALANCE SHEETS



                                                September 30,      December 31,
                                                    1996              1995

                                                (Unaudited)          (Audited)
                                                ------------       ------------
ASSETS

Current Assets:
 Cash                                           $    15,211        $    12,639

 Employee Advances Receivable                        30,939             17,965
                                                ------------       -----------

  Total Current Assets                               46,150             30,604
                                                ------------       -----------

Fixed Assets:
 Equipment                                           89,090             89,090
 Less Accumulated Depreciation                       39,448             26,218
                                                ------------       -----------

  Net Fixed Assets                                   49,642             62,872
                                                ------------       -----------

Intangible Assets (Note 7):
 Software                                           200,036            200,036
 Less Accumulated Amortization                      145,124             95,120
                                                ------------       -----------

  Net Intangible Assets                              54,912            104,916
                                                ------------       -----------

Deposits                                              6,573              3,811
                                                ------------       -----------

   TOTAL ASSETS                                 $   157,277        $   202,203
                                                ============       ===========

                             See accompanying notes

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                                 BALANCE SHEETS
                                   (Continued)


                                                September 30,      December 31,
                                                    1996              1995

                                                (Unaudited)         (Audited)
                                                ------------       ------------
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
 Accounts Payable (Note 3)                      $   616,922         $   533,085
 Accrued Interest Payable (Note 5)                  255,819             162,116
 Wages Payable                                      195,288              82,788
 Payroll Taxes Payable                               13,291              11,512
 Notes Payable (Note 5)                             929,180             822,930
                                                ------------        -----------

  Total Current Liabilities                       2,010,500           1,612,431
                                                ------------        -----------


   Total Liabilities                              2,010,500           1,612,431
                                                ------------        -----------


Stockholders' Deficit:
 Common Stock (Note 6)                              991,764             991,764
 Preferred Stock (Note 6)
 Deficit Accumulated during the
  Development Stage                              (2,844,987)         (2,401,992)
                                                ------------        ------------

   Total Stockholders' Deficit                   (1,853,223)         (1,410,228)
                                                ------------        ------------

    TOTAL LIABILITIES AND STOCKHOLDERS'
     DEFICIT                                    $   157,277         $   202,203
                                                ============        ===========

                             See accompanying notes

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                    STATEMENTS OF OPERATIONS AND ACCUMULATED
            DEFICIT Three Months and Nine Months Ended September 30,
                           1996 and 1995, and for the
 Period Cumulative from Inception (February 23, 1993) through September 30, 1996

                                                                                                         Cumulative
                                                                                                            from
                                                                                                          Inception
                                        Three Months Ended                  Nine Months Ended               through
                                           September 30,                      September 30,              September 30,
                                   ----------------------------       ----------------------------       -------------
                                        1996           1995                1996           1995               1996
                                   -------------  -------------       -------------  -------------       -------------

Operating Expenses                 $(   136,788)  $(    47,254)       $(   296,341)  $(   223,489)       $( 1,315,604)

Research and Development (Note 2)   (     5,178)   (    39,004)        (    52,951)   (   177,602)        ( 1,308,326)
                                   -------------  -------------       -------------  -------------       -------------
  Net (Loss) from Operations        (   141,966)   (    86,258)        (   349,292)   (   401,091)        ( 2,623,930)
                                   -------------  -------------       -------------  -------------       -------------

Other Income and (Expense):

 Interest Expense:
  Discounts on Convertible Debt
   (Note 6)                                        (    20,682)                       (    62,046)        (   248,188)
  Other Interest Expense            (    32,238)   (    40,324)        (    93,703)   (   120,812)        (   380,700)
                                   -------------  -------------       -------------  -------------       -------------
   Total Interest Expense           (    32,238)   (    61,006)        (    93,703)   (   182,858)        (   628,888)

 Interest Income                                                                                                1,012

 Loss on Disposal of Assets                                                           (     7,490)        (    57,585)
                                   -------------  -------------       -------------  -------------       -------------

   Total Other Income and (Expense) (    32,238)   (    61,006)        (    93,703)   (   190,348)        (   685,461)
                                   -------------  -------------       -------------  -------------       -------------

Net (Loss) Before Extraordinary
 Item                               (   174,204)   (   147,264)        (   442,995)   (   591,439)        ( 3,309,391)

Benefit from Extinguishment
 of Debt                                                                                                      464,404

Net (Loss)                          (   174,204)   (   147,264)        (   442,995)   (  591,439)         ( 2,844,987)


                             See accompanying notes

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                                   (Continued)

                                                                                                           Cumulative
                                                                                                             from
                                                                                                           Inception
                                         Three Months Ended                  Nine Months Ended               through
                                           September 30,                      September 30,               September 30,
                                    ---------------------------        --------------------------         -------------
                                        1996         1995                1996             1995                1996
                                    ------------   ------------        -----------    -----------         -------------

Net (Loss)                          (   174,204)   (   147,264)        (   442,995)   (  591,439)         ( 2,844,987)

Accumulated Deficit, Beginning      ( 2,670,783)   ( 2,295,243)        ( 2,401,992)   ( 1,851,068)
                                    -------------  -------------       -------------  -------------       -------------

Accumulated Deficit, Ending        $( 2,844,987)  $( 2,442,507)       $( 2,844,987)  $( 2,442,507)       $( 2,844,987)
                                    =============  =============       =============  =============       =============

Per Common Share

Net (Loss) Per Common Share        $( .01)        $( .01)             $( .01)        $( .08)

Weighted Average Common Shares
 Outstanding                         29,713,689     13,925,592          29,713,689      7,483,777
                                    =============  =============       =============  =============


                             See accompanying notes

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
      Period from Inception (February 23, 1993) through September 30, 1996

                                       Common      Accumulated      Total
                                       Stock         Deficit     Stockholders'
                                                                   Deficit
                                   ------------    ------------  -------------

Shares Issued in 1993 (Note 6)     $    10,326                   $    10,326

Net Loss for the period                            $(  418,377)   (  418,377)
                                   ------------    ------------  -------------

Balance December 31, 1993               10,326      (  418,377)   (  408,051)

Shares Issued in 1994 (Note 6)          29,600                        29,600

Net Loss for the period                             (1,432,691)   (1,432,691)
                                   ------------    ------------  -------------

Balance December 31, 1994               39,926      (1,851,068)   (1,811,142)

Shares Issued in 1995 (Note 6)         951,838                       951,838

Net Loss for the period                             (  550,924)   (  550,924)
                                   ------------    ------------  -------------

Balance December 31, 1995              991,764      (2,401,992)   (1,410,228)

Net Loss for the period                             (  442,995)   (  442,995)
                                   ------------    ------------  -------------

Balance September 30, 1996         $   991,764     $(2,844,987)  $(1,853,223)
                                   ============    ============  =============

                             See accompanying notes

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                             STATEMENTS OF CASH FLOW
       Three Months and Nine Months Ended September 30, 1996 and 1995, and the Period From Inception (February 23, 1993) through September 30, 1996

                                                                                                          Cumulative
                                                                                                             from
                                                                                                           Inception
                                         Three Months Ended                  Nine Months Ended               through
                                            September 30,                      September 30,              September 30,
                                    ----------------------------       ----------------------------       --------------
                                         1996           1995                1996           1995               1996
                                    -------------  -------------       -------------  -------------       --------------

Cash Flow from Operating
 Activities:
  Net Loss                          $(   174,204)  $(   147,264)       $(   442,995)  $(   591,439)       $( 2,844,987)

Adjustments to Reconcile Net
 Income to Net Cash Provided
 by Operating Activities:
  Depreciation                             4,410          8,992              13,230         26,976              54,748
  Amortization of Intangible Assets       16,668         50,004              50,010        147,948
  Amortization of Original Issue
   Discount, Convertible Debt                            20,682                             62,047             248,188
  Loss on Disposal of Assets                                                                 7,490              57,585
  Gain from Extinguishment of Debt                                                                         (   464,404)

  (Increase) Decrease in:
   Employee Advances Receivable      (     8,359)   (      5,581)       (    12,974)   (     6,279)        (    30,939)
   Deposits                          (     2,762)            610        (     2,762)        10,281         (     6,573)

  Increase (Decrease) in:
   Accounts Payable                       54,055           4,901             83,837         94,397             562,893
   Wages Payable                          37,500          36,725            112,500        109,151             636,401
   Payroll Taxes Payable                   1,075     (     4,510)             1,779    (       795)             13,291
   Accrued Interest Payable               32,237          40,244             93,703        120,731             378,657
                                    -------------  --------------      -------------  -------------       -------------

    Net Cash Used by Operating
     Activities                      (   39,380)    (     28,531)       (   103,678)   (   117,430)        ( 1,247,192)


                             See accompanying notes

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                             STATEMENTS OF CASH FLOW
                                   (Continued)

                                                                                                           Cumulative
                                                                                                              from
                                                                                                           Inception
                                        Three Months Ended                  Nine Months Ended               through
                                          September 30,                       September 30,               September 30,
                                    ----------------------------       ----------------------------       --------------
                                       1996           1995                 1996           1995                1996
                                    ------------   -------------       -------------  -------------       --------------

Cash Flows from Investing
 Activities:
  Proceeds from Sale of Assets      $              $                   $              $      8,000               8,400
  Cash Paid for Fixed Assets                                                                               (   168,465)
  Cash Paid for Intangible
   Assets                                                                                                  (   100,967)
                                    ------------   -------------       -------------  -------------       --------------

    Net Cash (Used by) Provided by
     Investing Activities                                                                    8,000         (   261,032)

Cash Flows from Financing
 Activities:
  Issuance of Common Stock                                5,000                             75,167             129,903
  Proceeds from Short-Term Debt                                                                                822,930
  Proceeds from Stockholder Loans
   (Note 5)                               33,537         21,650             106,250         35,602             570,602
                                    -------------  -------------       -------------  -------------       --------------

    Net Cash Provided by
     Financing Activities                 33,537         26,650             106,250        110,769           1,523,435
                                    -------------  -------------       -------------  -------------       --------------

     Net Increase (Decrease) in
      Cash and Cash Equivalents      (     5,843)   (     1,881)              2,572          1,339              15,211

Cash and Cash Equivalents,
 Beginning of Period                      21,054          3,817              12,639            597
                                    -------------  -------------       -------------  ------------        --------------

Cash and Cash Equivalents,
 End of Period                      $     15,211   $      1,936        $     15,211   $      1,936        $     15,211
                                    =============  =============       =============  =============       ==============


                             See accompanying notes

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                             STATEMENTS OF CASH FLOW
                                   (Continued)


                                                                                                           Cumulative
                                                                                                              from
                                                                                                            Inception
                                        Three Months Ended                  Nine Months Ended                through
                                           September 30,                       September 30,              September 30,
                                    ----------------------------       ----------------------------       -------------
                                        1996            1995                1996           1995               1996
                                    -------------  -------------       -------------  -------------       -------------

Supplemental Disclosures:

 Noncash Investing Activities:
  Accounts Payable Reduced by
   Disposal (Return) of Assets      $              $                   $              $(    41,966)       $(    41,966)
  Intangible Assets Financed by
   Accounts Payable                                                                                            145,769

    Total Noncash Investing
     Activities                     $              $                   $              $(    41,966)       $    103,803
                                    =============  =============       =============  =============       =============

 Noncash Financing Activities:
  Wages Payable Converted to
   Common Stock                     $              $                   $              $                   $    22,498
  Accounts Payable Converted to
   Common Stock                                                                                                 4,748
  Stockholder Loans and Related
   Accrued Interest Converted to
   Common Stock                                                                                               853,377

    Total Noncash Financing
     Activities                     $              $                   $              $                   $   880,623
                                    =============  =============       =============  =============       ============


                             See accompanying notes

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                               September 30, 1996

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Business Activity

        The Company was formed on February 23, 1993, for the purpose of developing and operating the Hit-Lotto Project (Project). This Project uses debit card, telecommunications, Internet website, and computer technology to market and distribute chances for lottery players to enter pools when they buy Hit-Lotto cards.

        Basis of Accounting

        The financial statements have been prepared for a development stage company in accordance with generally accepted accounting principles.

        Fixed Assets

        Equipment is shown at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts. Any resulting profit or loss is reflected in income. The Company provides for depreciation of equipment using the straight-line method and lives of five to seven years.

        Intangible Assets

        The Company has capitalized proprietary software developed for the Project. The Company provides for amortization of intangible assets using the straight-line method over three years, subject to periodic review of impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

        Convertible Debt Discount

        The Company provides for amortization of the convertible debt discount using the straight-line method over three years.

        Research and Development Costs

        The Company charges all research and development costs, including direct and indirect costs, to an expense when incurred.

        Net Loss Applicable Per Common Share

        Per share amounts are calculated based on the weighted average number of common shares outstanding during the periods of net loss.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                               September 30, 1996

        Cash Equivalents

        For purposes of the statement of cash flows, cash equivalents include the general operating checking and money market accounts.

2.      DEVELOPMENT STAGE OPERATIONS

        Since inception, the Company operations have been devoted primarily to the formulation and design of telecommunications and computer technology, including the Hit-Lotto debit card and Internet Web Page, for the Project. In August, 1994, the Project was tested in San Diego, and development is continuing.

3.      ACCOUNTS PAYABLE

        Accounts payable consist of the following at September 30, 1996:

                Rent                                        $  81,078
                Legal Fees                                    129,357
                Advertising                                   151,999
                Proprietary Software                          145,769
                Accounting                                     35,126
                Miscellaneous                                  73,593
                                                            ---------
                Total                                       $ 616,922
                                                            =========

4.      INCOME TAXES

        As of September 30, 1996, the Company has a federal loss carryforward of $2,844,987 and a state loss carryforward of $1,422,493. The loss carryforwards are available to reduce future years' taxable income (if earned) and expire as follows:

                Losses Expire
                December 31,         Federal         State
                -------------      -----------    -----------

                    2008           $   418,376    $   209,188
                    2009             1,432,692        716,346
                    2010               550,924        275,462
                    2011               442,995        221,497
                                   -----------    -----------
                                   $ 2,844,987    $ 1,422,493
                                   ===========    ===========

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                               September 30, 1996

5.      NOTES PAYABLE

        Included in notes payable at September 30, 1996, are the following:

                Payable to Providence on demand,
                 prime + 4% (12.25% at September 30, 1996)      $ 822,930
                Payable to stockholders, 10%, revolving
             three month maturity                                 106,250

                                                                $ 929,180

6.      CAPITAL TRANSACTIONS

        Common Stock

        The following schedule includes the date and number of common shares issued for cash and other considerations.

                                            Shares
                                          Authorized      Shares
                                         and Unissued     Issued       Amount

        Shares authorized,
         February 23, 1993                    3,000
        Increase in shares
         authorized, September 23,
         1993                             9,997,000
        Shares issued throughout
         year at $.005 per share        ( 1,912,398)     1,912,398    $   9,562
        Shares issued to employees
         during September through
         November 1993, at $.0025
         per share                      (   305,533)       305,533          764
                                        ------------    ----------    ---------

        Balance December 31, 1993         7,782,069      2,217,931       10,326

        Shares issued during
         September, 1994, at $.50
         per share                      (    50,000)        50,000       25,000
        Shares issued during
         December, 1994, at $.05
         per share                      (    20,000)        20,000        1,000
        Shares issued to employees
         throughout the year at
         $.0025 per share               ( 1,439,875)     1,439,875        3,600
                                        ------------    ----------    ---------

        Balance December 31, 1994         6,272,194      3,727,806       39,926


                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                               September 30, 1996

        Shares issued during April,
         1995, at $.0465 per share      (   591,910)       591,910       27,500
        Shares issued during April,
         1995, in lieu of advance
         payable to stockholder
         at $.0465 per share            ( 1,560,490)     1,560,490       72,500
        Shares issued January through
         May, 1995, at $.05 per share   (   790,841)       790,841       39,541
        Increase in shares
         authorized, December 29,
      1995                               25,000,000
        Shares issued to employees
         during July, 1995, in lieu
         of payment of wages at
         $.0025 per share               ( 6,948,878)     6,948,878       17,372
        Shares issued during December,
         1995, in lieu of accounts
         payable to stockholder at
         $.0025 per share               (   205,500)       205,500          514
        Shares issued August through
         December, 1995, at $.05
         per share                      (   546,000)       546,000       27,300
        Shares issued during November
         and December, 1995, in lieu of
         employee expenses at $.05
         per share                      (    74,685)        74,685        3,734
        Shares issued during December,
         1995, in lieu of accounts
         payable at $.05 per share      (    10,000)        10,000          500
        Shares issued during December,
         1995, for extinguishment of
        stockholder debt at $.05
         per share                      (15,257,579)    15,257,579      762,877
                                        ------------    ----------    ---------

         Balance September 30, 1996       5,286,311     29,713,689    $ 991,764
                                        ============    ==========    =========

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                               September 30, 1996

        Preferred Stock

        On September 23, 1993, the Company authorized 5,000,000 shares of preferred stock which remain unissued as of September 30, 1996.

        Shares Issued for Extinguishment of Stockholder Debt

        In the event the Company does not obtain other financing by December 31, 1996, 15,257,579 shares issued for extinguishment of stockholder debt shall become void and interest shall continue to accrue, effective January 1, 1996, under all indebtedness otherwise converted.

7.      INTANGIBLE ASSETS AMORTIZATION

        Unamortized intangible assets were $54,912 at September 30, 1996. Amortization expense was $16,668, $50,004, and $147,948 for the three months and nine months ended September 30, 1996 and since inception, respectively. Accumulated amortization was $145,124 at September 30, 1996.

8.      STOCK OPTIONS OUTSTANDING

        On January 20, 1995, one stockholder was granted an option to purchase 3,744,000 shares of common stock at $.05 per share. The option expires January 30, 1997.

9.      SUBSEQUENT EVENT

        On June 13, 1996, the President, as an individual, entered into an option agreement to acquire 250,000 shares of convertible preferred stock in NuOasis Gaming, Inc. (NuOasis) at $13.00 per share ($3,250,000). The stock is convertible to 19,500,000 shares of common stock, or 39% of voting stock in NuOasis. The options are assignable, and any profits earned through assignment will be used to purchase additional shares of NuOasis common stock.

        The preferred shares will be purchased from a single stockholder who in turn has agreed to use the majority of the proceeds to purchase a subsidiary from NuOasis, and to obtain a release from liabilities from NuOasis.

        The  preferred   share  option  exercise  is  contingent  upon  NuOasis'
        acquisition of the Company for consideration of $1,200,000 in convertible notes and 1,000,000 shares of common stock when available for issuance. Subsequent to the acquisition and the preferred share option exercise, the Company would be a wholly-owned subsidiary of NuOasis with $3,000,000 working capital available for continuing operations.

        The conversion of the NuOasis preferred shares following the exercise of the preferred share option is conditioned on an increase in the authorized shares of NuOasis common stock. The required increase in authorized shares of common stock is subject to NuOasis stockholder approval.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                               September 30, 1996

10.     GOING CONCERN

        As shown in the accompanying financial statements, the Company has incurred a $2,844,987 deficit since inception and, as of September 30, 1996, the Company's current liabilities exceeded its current assets by $1,964,350. Liens of $108,498 have been filed by two creditors.
        Management of the Company is currently negotiating settlement payments for several accounts payable balances.

        The ability of the Company to continue as a going concern is dependent on its ability to obtain additional working capital or equity investment, as well as to be successful in developing a product that can be marketed profitably. Should the Company not receive additional funding, it is uncertain whether the Company has the ability to continue. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          A Development Stage Company)


                              FINANCIAL STATEMENTS

                   With Report of Certified Public Accountants



               Years Ended December 31, 1995 and 1994, And For The
          Period Cumulative From Inception (February 23, 1993) through
                                December 31, 1995



                             MARCIA FRITZ & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS
                              5530 Birdcage Street,
                     Suite 200 Citrus Heights, CA 95610-7621

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

MARCIA FRITZ & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
5530 Birdcage Street, Suite 200
Citrus Heights, CA  95610-7621
(916) 966-9366 o  Fax (916) 966-8743


To the Board of Directors and
Stockholders of National Pools Corporation

We have audited the accompanying balance sheets of National Pools Corporation (a development stage company) as of December 31, 1995 and December 31, 1994, and the related statements of operations and accumulated deficit, changes in stockholders' equity, and cash flows for the years then ended and from inception (February 23, 1993) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Pools Corporation as of December 31, 1995 and December 31, 1994, and the results of its operations and its cash flows for the years then ended and from inception (February 23,
1993) through December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13, the Company's operating losses since inception and negative working capital raise substantial doubt about its ability to complete development of its project and successfully conduct principal operations as a going concern. As discussed in Note 12, the Company is currently attempting to be acquired as a wholly owned subsidiary by another company. The acquiring company must be successful in obtaining sufficient working capital to finance the acquisition, satisfy the Company's creditors, complete development of the project, and successfully conduct principal operations. The Company cannot predict what the outcome of these plans will be. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



Marcia Fritz & Company

July 5, 1996, except for
Note 12 which is dated
November 7, 1996

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                                 BALANCE SHEETS
                           December 31, 1995 and 1994


ASSETS                                         1995                 1994
                                           ------------         -----------
Current Assets:
 Cash                                      $    12,639          $       597
 Employee Advances Receivable                   17,965                2,286
                                           ------------         -----------
  Total Current Assets                          30,604                2,883
                                           ------------         -----------
Fixed Assets:
 Equipment                                      89,090              168,465
 Less Accumulated Depreciation                  26,218               16,784
                                           ------------         -----------
  Net Fixed Assets                              62,872              151,681
                                           ------------         -----------
Intangible Assets:
 Software                                      200,036              190,361
 Less Accumulated Amortization                  95,120               28,441
                                           ------------         -----------
  Net Intangible Assets                        104,916              161,920
                                           ------------         -----------
Deposits                                         3,811               14,092
                                           ------------         -----------
   TOTAL ASSETS                            $   202,203          $   330,576
                                           ============         ===========

    The accompanying notes are an integral part of these financial statements

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

LIABILITIES AND STOCKHOLDERS' DEFICIT
                                               1995               1994
Current Liabilities:                       -----------          ---------
 Accounts Payable (Note 3)                 $   533,085          $ 528,033
 Accrued Interest Payable (Note 5)             162,116             51,501
 Wages Payable                                  82,788            102,630
 Payroll Taxes Payable                          11,512             15,924
 Note Payable (Note 5)                         822,930            822,930
                                           ------------         ---------
  Total Current Liabilities                  1,612,431          1,521,018
                                           ------------         ---------

Payable to Stockholders (Note 6):
 Accrued Interest Payable                                          72,478
    Notes Payable                                                  75,864
 Advance Payable to Stockholder                                    72,500

 Convertible Debt                                                 496,376
 Less Unamortized Original Issue Discount                          96,518
                                           ------------         ---------

  Net Convertible Debt                                            399,858

  Total Payable to Stockholders                                   620,700

   Total Liabilities                         1,612,431          2,141,718
                                           ------------         ---------

Stockholders' Deficit:
 Common Stock (Note 8)                         991,764             39,926
 Preferred Stock (Note 8)
 Deficit Accumulated during the
  Development Stage                        ( 2,401,992)        (1,851,068)
                                           ------------         -----------

   Total Stockholders' Deficit             ( 1,410,228)        (1,811,142)
                                           ------------         -----------

    TOTAL LIABILITIES AND STOCKHOLDERS'
     DEFICIT                               $   202,203          $  330,576
                                           ============         ===========

    The accompanying notes are an integral part of these financial statements

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
               Years Ended December 31, 1995 and 1994, and for the
 Period Cumulative from Inception (February 23, 1993) through December 31, 1995

                                                                                                 Cumulative
                                                                                                    from
                                                                                                  Inception
                                                                                                   through
                                                    Years Ended December 31,                     December 31,
                                        ------------------------------------------------ ----------------------------
                                                 1994                      1995                       1995
                                        -----------------------  ----------------------- ----------------------------

Operating Expenses                      $             (436,886)  $             (437,778) $                (1,019,263)
Research & Development (Note 2)                       (224,191)                (842,019)                  (1,255,375)
                                        -----------------------  ----------------------- ----------------------------
  Net (Loss) From Operations                          (661,077)              (1,279,797)                  (2,274,638)
                                        -----------------------  ----------------------- ----------------------------
Other Income and (Expense):
 Interest Expense:
   Discounts on Convertible Debt                       (96,518)                 (82,729)                    (248,188)
    (Note 6)
   Other Interest Expense                             (160,977)                 (97,726)                    (286,997)
                                        -----------------------  ----------------------- ----------------------------
   Total Interest Expense                             (257,495)                (180,455)                    (535,185)
  Interest Income                                                                                                              1,012
  Loss on Disposal of Assets                           (17,212)                 (40,373)                     (57,585)
                                        -----------------------  ----------------------- ----------------------------
   Total Other Income and (Expense)                   (274,707)                (220,828)                    (591,758)
Net (Loss) Before Extraordinary
 Item                                                 (935,784)              (1,500,625)                  (2,866,396)
Benefit from Extinguishment of
 Debt (Note 7)                                         384,860                   67,934                      464,404
                                        -----------------------  ----------------------- ---------------------------
Net (Loss)                                            (550,924)              (1,432,691)                  (2,401,992)
Accumulated Deficit, Beginning                      (1,851,068)                (418,377)
                                        -----------------------  -----------------------
Accumulated Deficit, Ending             $           (2,401,992)  $           (1,851,068) $                (2,401,992)
                                        =======================  ======================= ============================
Per Common Share (Note 1)
Net (Loss) Before Extraordinary
 Item                                   $                 (.09)  $                 (.51)
Benefit from Extinguishment of
 Debt                                                      .04                      .02
                                        -----------------------  -----------------------
Net (Loss) Per Common Share
 (Note 1)                               $                 (.05)  $                 (.49)
                                        =======================  =======================
Weighted Average Common Shares
 Outstanding (Note 1)                               10,910,839                2,956,201
                                        =======================  =======================


    The accompanying notes are an integral part of these financial statements

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
       Period from Inception (February 23, 1993) through December 31, 1995

                                       Common      Accumulated     Total
                                       Stock         Deficit     Stockholders'
                                                                   Deficit
                                    ------------- ------------   ------------

Shares Issued in 1993 (Note 8)      $    10,326                  $    10,326

Net Loss for the period                           $(  418,377)    (  418,377)
                                    ------------- ------------   ------------

Balance December 31, 1993                10,326    (  418,377)    (  408,051)

Shares Issued in 1994 (Note 8)           29,600        29,600

Net Loss for the period                            (1,432,691)    (1,432,691)
                                    ------------- ------------   ------------

Balance December 31, 1994                39,926    (1,851,068)    (1,811,142)

Shares Issued in 1995 (Note 8)          951,838                      951,838

Net Loss for the period                            (  550,924)    (  550,924)
                                    ------------- ------------   ------------

Balance December 31, 1995           $   991,764   $(2,401,992)   $(1,410,228)
                                    ============= ============   ============

    The accompanying notes are an integral part of these financial statements

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                             STATEMENTS OF CASH FLOW
                   Years Ended December 31, 1995 and 1994, and the Period From Inception (February 23, 1993) through December 31, 1995

                                                                                Cumulative
                                                                                   from
                                                                                 Inception
                                                                                   through
                                             Years Ended December 31,            December 31,
                                        ---------------------------------       -------------
                                             1995                1994                1995
                                        -------------       -------------       -------------

Cash Flow from Operating
 Activities:
  Net Loss                              $(   550,924)       $( 1,432,691)       $( 2,401,992)

Adjustments to Reconcile Net
 Income to Net Cash Provided
 by Operating Activities:
  Depreciation                                21,230              19,374              41,518
  Amortization of Intangible Assets           66,679              29,765              97,944
  Amortization of Original Issue
   Discount, Convertible Debt                 96,518              82,729             248,188
  Loss on Disposal of Assets                  17,212              40,373              57,585
  Gain from Extinguishment of Debt       (   384,860)        (    67,934)        (   464,404)

  (Increase) Decrease in:
   Employee Advances Receivable          (    15,679)        (       145)        (    17,965)
   Deposits                                   10,281         (    11,092)        (     3,811)

  Increase (Decrease) in:
   Accounts Payable                           96,792             371,564             479,056
   Wages Payable                             337,364             138,957             523,901
   Payroll Taxes Payable                 (     4,412)             15,924              11,512
   Accrued Interest Payable                  160,975              95,685             284,954
                                        -------------       -------------       ------------

    Net Cash Used by Operating
     Activities                          (   148,824)        (   717,491)        ( 1,143,514)

Cash Flows from Investing
 Activities:
  Proceeds from Sale of Assets                 8,400                                   8,400
  Cash Paid for Fixed Assets                                 (   150,722)        (   168,465)
  Cash Paid for Intangible
   Assets                                (     9,675)        (    81,292)        (   100,967)
                                        -------------       -------------       -------------

    Net Cash (Used by) Provided by
     Investing Activities                (     1,275)        (   232,014)        (   261,032)


    The accompanying notes are an integral part of these financial statements

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)

                                                                               Cumulative
                                                                                  from
                                                                                Inception
                                                                                  through
                                             Years Ended December 31,           December 31,
                                        --------------------------------        ------------
                                              1995              1994                 1995
                                        -------------       ------------        ------------

Cash Flows from Financing
 Activities:
  Issuance of Common Stock              $     94,341        $     26,000        $    129,903
  Proceeds from Short-Term Debt                                  822,930             822,930
  Proceeds from Stockholder Loans             67,800             101,640             464,352
                                        -------------       -------------       ------------

    Net Cash Provided by
     Financing Activities                    162,141             950,570           1,417,185
                                        -------------       -------------       ------------

     Net Increase (Decrease) in
      Cash and Cash Equivalents               12,042               1,065              12,639

Cash and Cash Equivalents,
 Beginning of Period                             597         (       468)
                                        -------------       -------------       ------------

Cash and Cash Equivalents,
 End of Period                          $     12,639        $        597        $     12,639
                                        =============       =============       ============

Supplemental Disclosures:

 Noncash Investing Activities:
  Accounts Payable Reduced by
   Disposal (Return) of Assets          $(    41,966)       $                   $(    41,966)
  Intangible Assets Financed by
   Accounts Payable                                              145,769             145,769
                                        -------------       -------------       ------------

    Total Noncash Investing
     Activities                         $(    41,966)       $    145,679        $    103,803
                                        =============       =============       ============

 Noncash Financing Activities:
  Wages Payable Converted to
   Common Stock                         $     17,372        $      3,600        $     22,498
  Accounts Payable Converted to
   Common Stock                                4,748                                   4,748
  Stockholder Loans and Related
   Accrued Interest Converted to
   Common Stock                              835,377                                 853,377
                                        -------------       -------------       ------------
    Total Noncash Financing
     Activities                         $    857,497        $      3,600        $    880,623
                                        =============       =============       ============


    The accompanying notes are an integral part of these financial statements

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 1995 and 1994



1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Business Activity

        The Company was formed on February 23, 1993, for the purpose of developing and operating the Hit-Lotto Project (Project). This Project uses debit card, telecommunications, and computer technology to market and distribute chances for lottery players to enter pools when they buy Hit-Lotto cards.

        Basis of Accounting

        The financial statements have been prepared for a development stage company in accordance with generally accepted accounting principles.

        Fixed Assets

        Equipment is shown at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts. Any resulting profit or loss is reflected in income. The Company provides for depreciation of equipment using the straight-line method and lives of five to seven years.

        Intangible Assets

        The Company has capitalized proprietary software developed for the management of the Project. The Company provides for amortization of intangible assets using the straight-line method over three years, subject to periodic review of impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

        Convertible Debt Discount

        The Company provides for amortization of the convertible debt discount using the straight-line method over three years.

        Research and Development Costs

        The Company charges all research and development costs, including direct and indirect costs, to an expense when incurred.

        Net Loss Applicable Per Common Share

        Per share amounts are calculated based on the weighted average number of common shares outstanding during the periods of net loss.

        Cash Equivalents

        For purposes of the statement of cash flows, cash equivalents include the general operating checking and money market accounts.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 1995 and 1994



2.      DEVELOPMENT STAGE OPERATIONS

        Since inception, the Company operations have been devoted primarily to the formulation and design of telecommunications and computer technology, including the Hit-Lotto debit card and Internet Web Page, for the Project. In August, 1994, the Project was tested in San Diego, and development is continuing. Advertising costs of $237,936 were incurred during the test period and are included in research and development expenses for the year ended December 31, 1994.

3.      ACCOUNTS PAYABLE

        Accounts payable consist of the following:

                                                            1995

                Rent                                        $  81,078
                Legal Fees                                     74,742
                Advertising                                   151,999
                Proprietary software                          145,769
                Miscellaneous                                  79,497
                                                            ---------
                Total                                       $ 533,085
                                                            =========

4.      INCOME TAXES

        As of December 31, 1995, the Company has a federal loss carryforward of $2,401,992 and a state loss carryforward of $1,200,996. The loss carryforwards are available to reduce future years' taxable income (if earned) and expire as follows:

                Losses Expire
                December 31,         Federal         State
                -------------      -----------    -----------

                    2008           $   418,376    $   209,188
                    2009             1,432,692        716,346
                    2010               550,924        275,462
                                   -----------    -----------

                                   $ 2,401,922    $ 1,200,996
                                   ===========    ===========

5.      NOTE PAYABLE

        During 1994 the Company issued a note payable to Providence Investment Group with an interest rate based on the prime rate plus four points (12.65% at December 31, 1995).
        The note is payable upon demand and is unsecured.

6.      PAYABLE TO STOCKHOLDERS

        On March 18, 1993, the Company issued convertible debt at a 50% discount, a 7% interest rate, and a March 1, 1996, maturity date in connection with a sale of common stock.

        During 1993 and 1994, the Company issued notes payable with a 10% interest rate and a one-year maturity. During 1994 and 1995, the Company issued notes payable with a 12.5% interest rate and a December 31, 1995, maturity date.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 1995 and 1994



        As shown in Note 8, all convertible debt, notes payable to stockholders, and related accrued interest were converted to 15,257,579 shares of common stock on December 31, 1995. In the event the Company does not obtain other financing by December 31, 1996, the shares issued in lieu of payment of stockholder debt shall become void and interest shall continue to accrue, effective January 1, 1996, under all indebtedness otherwise converted.

7.      BENEFIT FROM EXTINGUISHMENT OF DEBT

        As discussed in Note 8, the Company's employees agreed to accept shares of common stock in lieu of wages. The stock issued was valued less than wages owed which resulted in gains of $339,834, $67,934, and $419,378 for the years ended December 31, 1995 and 1994 and since inception, respectively. The per share benefit was $.03 and $.02 for the years ended December 31, 1995 and 1994, respectively.

        As discussed in Note 10, a vendor and related party agreed to accept shares of common stock in lieu of payment on accounts payable. The stock issued was valued less than amounts owed which resulted in a gain of $45,026 for the year ended December 31, 1995. The per share benefit was $.01 for the year ended December 31, 1995.

8.      CAPITAL TRANSACTIONS

        Common Stock

        The following schedule includes the date and number of common shares issued for cash and other considerations.


                                                          Shares
                                                        Authorized      Shares
                                                       and Unissued     Issued     Amount
                                                       ------------   ---------  ---------

Shares authorized, February 23, 1993                        3,000                $
Increase in shares authorized, September 23, 1993       9,997,000
Shares issued throughout year at
 $.005 per share                                       (1,912,398)    1,912,398      9,562
Shares issued to employees during September
 through November 1993, at $.0025 per share              (305,533)      305,533        764
                                                       -----------    ---------  ---------
        Balance December 31, 1993                       7,782,069     2,217,931     10,326
Shares issued during September 1994 at $.50 per
 share                                                    (50,000)       50,000     25,000
Shares issued during December 1994 at $.05 per
 share                                                    (20,000)       20,000      1,000
Shares issued to employees throughout the year at
 $.0025 per share                                      (1,439,875)    1,439,875      3,600
                                                       -----------    ---------  ---------
        Balance December 31, 1994                       6,272,194     3,727,806     39,926


                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 1995 and 1994


                                                          Shares
                                                        Authorized      Shares
                                                       and Unissued     Issued     Amount
                                                       ------------   ---------  ---------

Shares issued to employees during April, 1995 at
 at $.0465 per share                                     (591,910)      591,910     27,500
Shares issued to employees during April 1995 in
 lieu of advance payable to stockholder at $.0465
 per share                                             (1,560,490)    1,560,490     72,500
Shares issued January through May 1995 at $.05
 per share                                               (790,841)      790,841     39,541
Increase in shares authorized December 29, 1995        25,000,000
Shares issued to employees during July 1995 in
 lieu of payment of wages at $.0025 per share          (6,948,878)    6,948,878     17,372
Shares issued during December 1995 in lieu of
 accounts payable to stockholder at $.0025 per
 share                                                   (205,500)      205,500        514
Shares issued August through December 1995 at
 $.05 per share                                          (546,000)      546,000     27,300
Shares issued during November and December 1995
 in lieu of employee expenses at $.05 per share           (74,685)       74,685      3,734
Shares issued during December 1995 in lieu of
 accounts payable at $.05 per share                       (10,000)       10,000        500
Shares issued during December 1995 for
 extinguishment of stockholder debt at $.05 per
 share                                                (15,257,579)   15,257,579    762,877
                                                      ------------   ----------  ---------
        Balance December 31, 1995                       5,286,311    29,713,689  $ 991,764
                                                      ============   ==========  =========


Preferred Stock

On September 23, 1993, the Company authorized 5,000,000 shares of preferred stock which remain unissued as of December 31, 1995.

Shares Issued for Extinguishment of Stockholder Debt

In the event the Company does not obtain other financing by December 31, 1996, 15,257,579 shares issued for extinguishment of stockholder debt shall become void and interest shall continue to accrue, effective January 1, 1996, under all indebtedness otherwise converted.

9.      INTANGIBLE ASSETS AMORTIZATION

Unamortized intangible assets were $104,916 and $161,920 at December 31, 1995 and 1994, respectively. Amortization expense was $66,679, $29,765, and $97,944 for the years ended December 31, 1995 and 1994 and since inception, respectively. Accumulated amortization was $95,120 and $28,441 at December 31, 1995 and 1994, respectively.

10.     STOCK OPTIONS OUTSTANDING

On January 20, 1995, one stockholder was granted an option to purchase 3,744,000 shares of common stock at $.05 per share. The option expires January 30, 1997.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                           NATIONAL POOLS CORPORATION
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 1995 and 1994



11.     RELATED PARTY TRANSACTIONS

Included in operating expenses are $37,294, $21,138, and $67,742 for the years ended December 31, 1995 and 1994 and since inception, respectively, for lobbying expenses provided by a company owned by a 5.08% stockholder. Included in the gain on extinguishment of debt is $45,026 formerly owed to this company. Additionally, $514 of accounts payable to this company was converted to 205,500 shares of common stock in 1995.

12.     SUBSEQUENT EVENT

On June 13, 1996, the President, as an individual, entered into an option agreement to acquire 250,000 shares of convertible preferred stock in NuOasis Gaming, Inc. (NuOasis) at $13.00 per share ($3,250,000). The stock is convertible to 19,500,000 shares of common stock, or 39% of voting stock in NuOasis. The options are assignable, and any profits earned through assignment will be used to purchase additional shares of NuOasis common stock.

The preferred shares will be purchased from a single stockholder who in turn has agreed to use the majority of the proceeds to purchase a subsidiary from NuOasis, and to obtain a release from liabilities from NuOasis.

The preferred share option exercise is contingent upon NuOasis' acquisition of the Company for consideration of $1,200,000 in convertible notes and 1,000,000 shares of common stock when available for issuance. Subsequent to the acquisition and the preferred share option exercise, the Company would be a wholly-owned subsidiary of NuOasis with $3,000,000 working capital available for continuing operations.

The conversion of the NuOasis preferred shares following the exercise of the preferred share option is conditioned on an increase in the authorized shares of NuOasis common stock. The required increase in authorized shares of common stock is subject to NuOasis stockholder approval.

13.     GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred a $2,401,992 deficit since inception and as of December 31, 1995, the Company's current liabilities exceeded its current assets by $1,581,827. Liens of $108,498 have been filed by two creditors. Management of the Company is currently negotiating settlement payments for several accounts payable balances.

Management of the Company has developed a one-year financing plan based on loans to be provided from existing stockholders until the receipt of working capital in connection with the NuOasis acquisition of the Company, as discussed in Note 12.

The ability of the Company to continue as a going concern is dependent on the ability to obtain additional working capital or equity investment, as well as to be successful in developing a product that can be marketed profitably. Should the Company not receive additional funding, it is uncertain whether the Company has the ability to continue. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                              NUOASIS GAMING, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                          AND STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                 To Reflect the
                                 Acquisition of
                           National Pools Corporation



The following unaudited pro forma consolidated balance sheet as of September 30, 1996 and the unaudited pro forma consolidated statement of operations for the three months ended September 30, 1996, give effect to the acquisition of all the outstanding shares of National Pools Corporation, ("NPC") by NuOasis Gaming Inc., ("NuOasis") which acquisition was completed on December 24, 1996, and other related transactions which are expected to occur in the near future (collectively, the "Transaction"). The pro forma consolidated information is based on the historical financial statements of NuOasis Gaming and NPC and includes the effect of the acquisition under the purchase method of accounting and the assumptions and adjustments set forth in the accompanying notes to the pro forma consolidated financial statements. The pro forma consolidated balance sheet presents the financial position of NuOasis Gaming as if it had acquired NPC as of September 30, 1996. The pro forma consolidated statement of operations presents the result of operations of NuOasis Gaming as if it had acquired NPC as of July 1, 1995.

The unaudited pro forma consolidated balance sheet as of September 30, 1996 and the unaudited pro forma consolidated statement of operations for the year ended June 30, 1996 and for the three months ended September 30, 1996 may not be indicative of the results which may be obtained in the future or that actually would have occurred if the Transaction closed on July 1, 1995, and the combination had been in effect on the dates indicated. These unaudited pro forma consolidated financial statements should be read in conjunction with the NuOasis Gaming audited financial statements and notes included in its Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, and the NPC's audited financial statements and notes contained elsewhere herein.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                              NUOASIS GAMING, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                            As of September 30, 1996
                                   (Unaudited)

                                                                            Pro Forma                              Pro Forma
                                   NuOasis              NPC                Adjustments                               Totals
                              ----------------   ---------------   -------------------------                   -----------------

ASSETS
  Cash                        $          2,022   $        15,211   $          1,765,000  (E)                   $       3,017,233
                                                                              1,235,000  (B)
  Employee Advances                          -            30,939                      -                                   30,939
  Fixed Assets, Net                          -            49,642                      -                                   49,642
  Intangibles, Net                           -            54,912              3,178,223  (A)                              54,912
                                                                             (3,178,223) (D)

  Investment in NPC                          -                 -              1,325,000  (A)                                   -
                                                                             (1,325,000) (A)
  Other Assets                               -             6,573                      -                                    6,573
                              ----------------   ----------------  ---------------------                       -----------------
   Total Assets               $          2,022   $       157,277   $          3,000,000                        $       3,159,299
                              ================   ================  =====================                       =================
LIABILITIES &
 STOCKHOLDERS' DEFICIT
  Current Liabilities         $         79,436   $     1,081,320   $            125,000  (A)                   $       1,285,756
  Due to Affiliates
                                       801,585                 -                (59,436) (F)                             438,539
                                                                                (79,025) (F)
                                                                               (224,585) (B)
  Notes Payable

                                             -           929,180              1,200,000  (A)                           2,129,180
                              -----------------  ----------------  ---------------------                       -----------------
  Total Liabilities
                                       881,021         2,010,500                961,954                                3,853,475
                              -----------------  ----------------  ---------------------                       ------------------
Stockholders' Deficit
 Preferred Stock Series B              501,700                 -                      -                                  501,700


Common Stock                           300,000           991,764               (991,764) (A)                             300,000



 Stockholders' Receivable           (1,368,613)                -              1,368,000  (B)                                   -

 Additional Paid in Capital         12,376,196                 -              1,765,000  (E)                          14,141,196



 Accumulated Deficit               (12,688,895)       (2,844,987)             2,844,987  (A)                         (15,637,072)
                              -----------------  ----------------                                              ------------------
                                                                                138,461  (F)
                                                                             (3,178,223) (D)
                                                                                 91,585  (B)
                                                                   ---------------------
 Total Stockholders' Deficit          (878,999)       (1,853,223)             2,038,046                                 (694,176)
                              -----------------  ----------------  ---------------------                       ------------------
Total Liabilities and
  Stockholders' Equity        $          2,022   $       157,277   $          3,000,000                        $       3,159,299
                              =================  ================  =====================                       =================


     See Accompanying Notes to Pro Forma Consolidated Financial Statements.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                              NUOASIS GAMING, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1996
                                   (Unaudited)

                                                                                   Pro Forma                      Pro Forma
                                                 NuOasis            NPC           Adjustments                      Totals
                                            ---------------   --------------  --------------------------     ------------------

Operating Expenses                          $     1,087,987   $      406,524  $               -              $       1,494,511
 Write-off Goodwill                                       -                -          3,178,223   (A)(D)             3,178,223
 Research & Development                                   -          195,762                  -                        195,762
                                            ----------------  --------------- ------------------             -----------------
   Total operating expenses                       1,087,987          602,286          3,178,223                      4,868,496
 Interest Expense                                         -          227,095             96,000   (C)                  323,095
 Loss (gain) on Disposal of Asset                         -           12,684            (91,585)  (B)                  (78,901)
                                            ----------------  --------------- ------------------             ------------------

     Loss from operations                        (1,087,987)        (842,065)        (3,182,638)                    (5,112,690)
                                            ================  =============== ==================             ==================


Pro forma  loss per share                   $          (.04)  $          N/A  $             N/A              $            (.18)  (G)
                                            ================  =============== =================              ==================
Pro forma weighted-average common
        shares outstanding                       28,301,697              N/A                N/A                     28,301,697   (G)
                                            ================  =============== =================              ==================


     See Accompanying Notes to Pro Forma Consolidated Financial Statements.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6


                              NUOASIS GAMING, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  For the Three Months Ended September 30, 1996
                                   (Unaudited)

                                                                              Pro Forma                 Pro Forma
                                           NuOasis             NPC           Adjustments                 Totals
                                      ----------------  ----------------  -----------------         ---------------

  Operating Expenses                  $        189,067  $        136,788  $              -          $       325,855
  Write-off Goodwill                                 -                 -                 -                        -
  Research & Development                             -             5,178                 -                    5,178
                                      ----------------- ----------------- -----------------         ---------------
    Total operating expenses                   189,067           141,966                 -                  331,033
  Interest Expense                                  -             32,238            24,000  (C)              56,238
                                      ----------------- ----------------- -----------------         ---------------

 Loss from operations                 $       (189,067) $       (174,204) $        (24,000)         $      (387,271)
                                      ================= ================= =================         ================
  Pro forma loss per share            $           (.01) $            N/A  $            N/A          $          (.01)  (G)
                                      ================= ================  =================         ================
  Pro forma weighted-average
  common shares outstanding                 30,000,000               N/A               N/A               30,000,000   (G)
                                      ================= ================= =================         ================


          See Accompanying Notes to Pro Forma Consolidated Financial Statements.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                              NUOASIS GAMING, INC.
                     Notes to Pro Forma Financial Statements
                                   (Unaudited)

Note 1.          Basis of Presentation

The unaudited pro forma consolidated balance sheet as of September 30, 1996 and the unaudited pro forma consolidated statement of operations for the three months ended September 30, 1996 of NuOasis reflect the acquisition of NPC and the unaudited pro forma consolidated financial statements and operations of NuOasis as if it had acquired NPC as of July 1, 1995.

These unaudited pro forma consolidated financial statements do not purport to be indicative of the results that actually would have been obtained if the two companies and their operations had actually been combined at July 1, 1995, and this presentation is not intended to be a projection of future results or trends.

These proforma financial statements are presented assuming that NuOasis Gaming is the accounting acquiror and that all phases surrounding the Transaction, described in Note 2 herein, have occurred. Since conversion of the Notes (see
Note 2) is based upon future earnings of NPC, which is in itself based upon the success of the Hit- Lottotm program, a developmental business, the probability of the conversion is undeterminable and uncertain. Although control of NuOasis Gaming may be transferred to the NPC shareholders upon conversion of the Notes (see Note 2), due to this uncertainty, the acquisition of NPC has been accounted for as a purchase with NuOasis Gaming deemed the accounting acquiror.

Note 2.         Background and Overview of the Transaction

NPC was formed in 1993 for the purpose of developing and operating a system to facilitate participation in group play in state lotteries in the United States and the lotteries of foreign countries. The program developed by NPC was named "Hit-Lotto". The Hit-Lotto program uses debit cards, telecommunications, Internet Website, and proprietary computer software to organize and market lottery pools for lottery players who participate in various state lotteries. Since inception NPC's operations have been devoted primarily to the formulation and design of the telecommunication and computer technology to support the Hit-Lotto program. In August, 1994, Hit-Lotto was tested in the San Diego market: development is ongoing.

On June 13, 1996 Nona Morelli's II, Inc.  ("Nona"),  the  controlling  parent of
NuOasis, granted an option to Joseph Monterosso, the President and Chief Executive Officer of NPC ("Monterosso"), to acquire 250,000 Series B Preferred Shares (the "Series B Shares") owned by Nona. Such option is exercisable at a price of $13.00 per share. Monterosso has subsequently conditionally assigned his rights under the option as to 95,000 Series B Shares to certain shareholders of NPC and other investors, leaving him with rights under the option to purchase 155,000 Series B Shares.

On December 19, 1996 NuOasis entered into a Stock Purchase Agreements with each of the shareholders of NPC pursuant to which it agreed to issue a series of Secured Promissory Notes (the "Notes") in the aggregate amount of $1,200,000 and 1,000,000 shares of its common stock to the NPC shareholders in exchange for all of the issued and outstanding shares of capital stock of NPC. The Notes are convertible into a total of 241,900,000 shares of NuOasis' common stock contingent upon NPC's operations achieving certain financial goals over the next several fiscal years. The Notes are non-recourse to NuOasis and secured by the assets of NPC, bear interest at 8% per annum, and are due and payable on May 31, 1999. Under the terms of the Notes, for every $250,000 of net annual operating

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                              NUOASIS GAMING, INC.
                     Notes to Pro Forma Financial Statements
                                   (Unaudited)

income achieved by NPC, $7,500 in principal amount of the Notes may be converted into 1,511,875 shares of restricted NuOasis common stock. As part of this acquisition, Nona and NuOasis agreed to a debt assumption agreement whereby all NuOasis debt in excess of $20,000 on December 24, 1996 is assumed by Nona except for amounts owed to NuVen Advisors, Inc, an affiliate, and Fred G. Luke, Chairman and former President, which are to be converted into shares of NuOasis common stock: the conversion rate is based upon the prevailing market price on the date of the next NuOasis Shareholder's Meeting.

The audited financial statements of NPC are included herein as an exhibit. Such audit reports explain that NPC's financial statements have been prepared assuming that NPC will continue as a going concern and that such statements do not include any adjustments that may result in the event it is unable to do so. The audited financial statements of NPC also reflect that it has incurred operating losses of $2,401,992 from its inception and had negative working capital of $1,581,827, as of December 31, 1995. Unaudited financial statements of NPC for the quarter ended September 30, 1996 are also included elsewhere herein at Part (a) to this Report.

Subject to the exercise of the Option and the sale by Nona of the Series B Shares, NuOasis has agreed to fund NPC's future operations. Exercise of the Option is contingent upon the approval of an amendment to the NuOasis Certificate of Incorporation allowing for its authorized capital stock to be increased to have sufficient shares of its common stock available for conversion of the Notes. Upon such Amendment to the NuOasis Certificate of Incorporation, and the acquisition of the Series B Shares, there will be a change of control of NuOasis. If the NuOasis shareholders do not approve such Amendment to the Certificate of Incorporation it is unlikely that the Series B Shares will be acquired pursuant to the Option and, in this event, NPC may not have sufficient working capital to "roll out" the Hit-Lotto program on a commercial basis, and there will not be a change of control of NuOasis. The Company estimates the minimum dollar amount to roll out the Hit Lotto project on a commercial basis is $1,235,000; however, full implementation on a more rapid scale would require $3,000,000 The Transaction is divided into three phases and summarized as follows:

Phase I :       Acquisition of NPC, which closed on December 24, 1996

Phase II:       Exercise of 95,000 Series B Shares

                Holders of the Option exercise the option to purchase 95,000 Series B Shares, at $13.00 per share, by payment to Nona of $1,235,000. The 95,000 Series B Shares so acquired may then immediately be converted into 7,410,000 shares of restricted NuOasis common stock at the election of the holders.

                Subject to the exercise of the Option as to the 95,000 Series B Shares, NuOasis has agreed to sell its wholly-owned subsidiary, CMA, to Nona for $1,235,000. Upon the sale of CMA, NuOasis intends to contribute most if not all of the proceeds of the sale of CMA to NPC, its wholly owned subsidiary, for working capital.

Phase III:      Exercise of 155,000 Series B Shares

                Following the initial exercise of 95,000 Series B Shares, if such exercise occurs, there will be remaining 155,000 Series B

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                              NUOASIS GAMING, INC.
                     Notes to Pro Forma Financial Statements
                                   (Unaudited)

                Shares available under the Option. If exercised, the 155,000 Series B Shares could immediately be converted into 12,090,000 common shares. The exercise and sale of such remaining Series B Shares will result in an additional $2,015,000 in proceeds to Nona which Nona intends to utilize to satisfy any intercompany payables owed to NuOasis of up to $1,765,000 as of the date Phase III occurs and obtain a release of liability, if any, from any events while it controlled NuOasis. No amounts are owed by Nona to NuOasis as of September 30, 1996 assuming Phase II occurs, therefore, the entire $1,765,000 is assumed to be a payment from Nona to NuOasis for a release of liability and accordingly reflected as such in the pro forma financial statements (see Note 4).

Note 3.         Difference in Fiscal Year Ends

NPC's most recent fiscal year end of December 31, 1995 differs from the Registrant's most recent fiscal year end of June 30, 1996 by more than 93 days. NPC's income statement is updated to March 31, 1996 which is within 93 days of the Registrant's most recent fiscal year end of June 30, 1996. This updating is accomplished by adding subsequent interim period results of three months ended March 31, 1996 to the most recent fiscal year-end information of December 31, 1995 and deducting the comparable preceding year interim period results of the three months ended March 31, 1995.

During the most recent fiscal year end of NuOasis, a change in fiscal year end was made from September 30 to June 30 and, accordingly, the most recent fiscal year ended June 30, 1996 results include only nine months ended June 30, 1996. Since NPC's latest fiscal year is a twelve month period, the latest fiscal year (nine months) of NuOasis ended June 30,1996 have been shown to present a twelve month period ended June 30, 1996. The twelve months ended June 30, 1996 is accomplished by adding NuOasis' interim period results of three months ended September 30, 1995 to its nine months ended June 30, 1996 results.

Note 4.         Adjustments to Proforma Financial Statements

(A)     Acquisition of NPC

This adjustment reflects (i) the acquisition of 100% of the outstanding stock of NPC in exchange for the Note in the amount of $1.2 million and the issuance of 1 million shares of NuOasis restricted common stock valued at $125,000, the low bid price on the purchase date of $.12 per share; (ii) the elimination of NPC's common stock in the amount of $991,764 and accumulated deficit of $2,844,987; and, (iii) the recording of "goodwill" in the amount of $3,178,223 which is assumed to be immediately written off - see Adjustment (D) below.

The acquisition is presented assuming NuOasis Gaming is the accounting acquiror, as discussed above, and accordingly, the allocation of NPC's assets acquired and liabilities assumed is as follows:

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

                              NUOASIS GAMING, INC.
                     Notes to Pro Forma Financial Statements
                                   (Unaudited)


                                                           September 30
                            NPC                          1996 (Historical)
                  ------------------------            ---------------------
                  Cash                                $     15,211
                  Employee advances                         30,939
                  Fixed assets, net                         49,642
                  Software, net                             54,912
                  Other assets                               6,573
                  Goodwill                               3,178,223      (a)
                  Liabilities assumed                   (2,010,500)
                                                      ---------------------
                      Total consideration             $  1,325,000      (b)
                                                      =====================


               (a) Goodwill is assumed to be written off - see adjustment (D) below.

               (b) Total consideration consists of note payable of $1,200,000 and accrued liability of $125,000.

(B)     Sale of CMA

This adjustment reflects the probable sale of CMA for $1,235,000 resulting in the elimination of the CMA's net equity basis of $ 1,143,415 and gain on sale of $91,585. The adjustment also reflects the elimination of CMA's net assets, including $224,585 of current liabilities and $1,368,000 of shareholders' receivable.

(C)     Interest on Notes Payable

This adjustment reflects interest expense retroactively incurred in the amounts of $96,000 and $24,000 for the twelve months ended June 30, 1996 and three months ended September 30, 1996, respectively, as if the Notes were issued on July 1, 1995.

(D)     Write-off of Goodwill

The excess of the purchase price over the fair market value of the net assets acquired was approximately $3,178,223 and was assumed to be allocated to goodwill. Due to the Registrant's and NPC's historical negative cash flows from operations and working capital deficit, this adjustment assumes the goodwill of $3,178,223 is immediately written off due to the uncertainty of realizing any future benefit from this asset.

(E)     Release

This adjustment reflects the assumption that the Phase III funds generated in the amount of $1,765,000 by Nona are assumed to be a payment from Nona to NuOasis for a release of liability, if any, for any events while Nona controlled NuOasis. (see Note 2).

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

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


                              NUOASIS GAMING, INC.
                     Notes to Pro Forma Financial Statements
                                   (Unaudited)



(F)     Debt Assumption

This adjustment reflects the assumption that, as agreed upon by NuOasis and Nona, all account payables and accrued expenses in excess of $20,000 on December 24, 1996 is assumed by Nona. The total amount of $138,461 represents the outstanding balances of account payables and accrued expenses, as of September 30, 1996, less the $20,000.

(G)     Earnings/Loss Per Share

Pro forma loss per share is completed using the weighted average number of shares of NuOasis common stock issued and outstanding assuming that all the shares were outstanding for the entire year. Common stock equivalents were not considered in the loss per share calculation as the effect would have been anti-dilutive.

                                                      [NUOGAM\8KA\NPC8K44.CLN]-6

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